As filed with the Securities and Exchange Commission on April 20, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2005

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard, Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 20, 2005, DSP Group, Inc. (the “Company”) announced its financial results for the quarter ended March 31, 2005. A copy of the press release, dated April 20, 2005, is attached and filed herewith as Exhibit 99.1, and is incorporated herein by reference.

In addition to the disclosure of financial results for the first quarter of 2005 in accordance with generally accepted accounting principles in the United States (“GAAP”), the press release also disclosed pro forma net income and diluted earnings per share (EPS) figures for the first quarter of 2004, which are considered non-GAAP financial measures, in connection with a comparative discussion of the results for the first quarter of 2005. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The pro forma net income and diluted EPS figures disclosed in the press release for the first quarter of 2004 excluded a capital gain before taxes of $20,827,000 resulting from the sale of two million shares of the AudioCodes Ltd. stock, and a capital gain before taxes of $490,000 resulting from the sale of the Tomen Corporation stock, as well as the aggregate taxes related to these capital gains of $8,517,000.

The Company believes that this pro forma presentation of net income and diluted EPS is useful to investors in analyzing the results for the first quarter of 2005 in comparison to the results for the first quarter of 2004 because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and making budget-planning decisions. Specifically, the Company’s management believes the exclusion of the capital gains and related taxes associated with the stock sales is useful to investors because such gains may not be indicative of the Company’s core operating results when comparing the first quarters of 2004 and 2005. In addition, the Company has historically reported similar pro forma financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial reporting.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective April 20, 2005, Inon Beracha, who became Senior Vice President and Manager of the DECT Division of the Company in July 2004, was appointed Chief Executive Officer of the Company. Eliyahu Ayalon who has been our Chief Executive Officer since April 1996, effective on the same date, was appointed Executive Chairman of the Board of Directors of the Company.

Prior to joining the Company, Mr. Beracha, age 43, was a Co-Founder of Ceragon Networks Ltd., a provider of broadband wireless networking systems, where he served as the company’s Deputy Chief Executive Officer from 1997 to 2004. Prior to co-founding Ceragon, Mr. Beracha was Vice President of the Electronic Research and Development Department of the Israeli Ministry of Defense where he designed, developed and managed the production of wireless communication systems.

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Mr. Beracha entered into an employment agreement with the Company in June 2004 in connection with his appointment as Senior Vice President and Manager of the DECT Division of the Company. Effective April 1, 2005, Mr. Beracha is entitled to receive an annual salary of $200,000, subject to adjustment from time to time, and an annual bonus, the amount of which is determined at the sole discretion of the Company’s board of directors. In connection with his appointment as the Chief Executive Officer, on April 19, 2005, Mr. Beracha was granted an option to purchase an additional 120,000 shares of the Company’s common stock at a price of $25.20 per share, the closing price of the Company’s common stock on April 19, 2005. The term of Mr. Beracha’s employment agreement is indefinite. The agreement may be terminated by the Company or Mr. Beracha upon a 90-days advance written notice. However, the Company has the right to terminate Mr. Beracha’s employment without prior notice under specified circumstances. In such a case, Mr. Beracha shall be paid the amount due to him under the prior notice period at the rate of his then current salary for such period. Mr. Beracha’s employment agreement is filed as Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

c. Exhibits

Exhibit No.	Description
99.1	Press Release of DSP Group, Inc., dated April 20, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: April 20, 2005	By:	/s/ Moshe Zelnik
Moshe Zelnik
Vice President, Finance,
Chief Financial Officer and Secretary

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